Exhibit 107

Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Issuer:
Hewlett Packard Enterprise Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	5.900% Senior Notes due 2024	Rule 457(r)	$250,000,000	100.452%	$251,130,000	0.00011020	$27,674.526
Fees to Be Paid	Debt	5.250% Senior Notes due 2028	Rule 457(r)	$550,000,000	99.887%	$549,378,500	0.00011020	$60,541.511
Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
Total Offering Amounts						$800,508,500		$88,216.037
Total Fees Previously Paid								–
Total Fee Offsets								–
Net Fee Due								$88,216.037

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(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended. The total registration fee due for this offering is $88,216.037.